Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-170109

October 25, 2010

SIGMA-ALDRICH CORPORATION

Form of Final Term Sheet

$300,000,000 3.375% Notes due November 1, 2020

Issuer:	Sigma-Aldrich Corporation

Size:	$300,000,000

Title:	3.375% Notes due November 1, 2020

Maturity:	November 1, 2020

Coupon (Interest Rate):	3.375%

Yield to Maturity:	3.385%

Spread to Benchmark Treasury:	+84 bps

Benchmark Treasury:	UST 2.625% due August 15, 2020

Benchmark Treasury Price and Yield:	100.22%/ 2.545%

Interest Payment Dates:	May 1 and November 1, commencing May 1, 2011

Make-Whole Call:	Make-whole at T + 15 bps (before three months prior to the Maturity Date)

Par Call:	At any time on or after three months prior to the maturity date, the notes will be redeemable as a whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest on the notes to be redeemed to the date of redemption.

Price to Public:	99.915%

Underwriting Discount:	0.650%

Proceeds to Issuer (Before Expenses):	$297,795,000

Settlement Date:	October 28, 2010 (T+3)

*Ratings (Outlook):	A2 (stable) (Moody’s) / A (positive) (S&P)

Joint Bookrunning Managers:	Banc of America Securities LLC, J.P. Morgan Securities LLC

Co-Managers:	Comerica Securities, Inc., Deutsche Bank Securities Inc., Mitsubishi UFJ Securities (USA), Inc., The Williams Capital Group, L.P., U.S. Bancorp Investments, Inc., UBS Securities LLC, Wells Fargo Securities, LLC

CUSIP / ISIN:	826552 AA9 / US826552AA99

*Ratings may be changed, suspended or withdrawn at any time and are not a recommendation to buy, hold or sell any security.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Banc of America Securities LLC or J.P. Morgan Securities LLC can arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling or e-mailing Banc of America Securities LLC at 1-800-294-1322 or dg.prospectus_distribution@bofasecurities.com or calling J.P. Morgan Securities LLC collect at 1-212-834-4533.